CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 50 to the Registration Statement
(Form N-1A, No. 811-21460) of Pioneer Series Trust II, and to the incorporation by reference of our reports, dated January 29, 2020 and February 26, 2020, on Pioneer Select Mid Cap Growth Fund and Pioneer AMT-Free Municipal Fund, respectively (two of the funds comprising the Pioneer
Series Trust II) in the Annual Reports to Shareholders for the fiscal years ended November 30, 2019 and December 31, 2019, respectively.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
March 24, 2020